EXHIBIT 21

SUBSIDIARIES

         Name of Subsidiary                      Jurisdiction of Incorporation
         ------------------                      -----------------------------
Cognigen Switching Technologies, Inc.            California

Inter-American Telecommunications Corp.          Nevada